[LETTERHEAD OF KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP]

China Architectural Engineering, Inc.
105 Baishi Road
Jiuzhou West Avenue
Zhuhai 519070
People’s Republic of China

For the attention of Luo Ken Yi

28 November 2007

Dear Sirs

CHINA ARCHITECTURAL ENGINEERING, INC.

We are English legal advisers to China Architectural Engineering, Inc. (a company incorporated under the laws of Delaware with registration number 3779089 and whose registered office is at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808) (the "Issuer") in connection with the registration on the Form S-1 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of US$10,000,000 variable rate convertible bonds due 2012 (the “Bonds”) and 800,000 warrants expiring 2010 (the “Warrants”). The Bonds and Warrants were issued pursuant to:

(a)	Subscription Agreement dated 27 March 2007;

(b)	the Paying and Conversion Agency Agreement;

(c)	the Trust Deed;

(d)	the Warrant Agency Agreement;

(e)	the Warrant Instrument;

(f)	the Global Certificates; and

(g)	the Definitive Certificates;

each dated, unless otherwise noted, as of 12 April 2007 (the "Transaction Documents").

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Expressions defined in the Subscription Agreement have the same respective meanings when used in this opinion.

1.    Documents

For the purposes of this opinion, we have examined a copy of the Transaction Documents (except the Definitive Certificates) in the form signed by the parties to them.

2.    Assumptions

For the purposes of this opinion we have assumed without investigation:

(a)	the authenticity and completeness of all documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies;

(b)
the capacity, power and authority of each of the parties to enter into each of the Transaction Documents, to allot and issue the Bonds and Warrants and to exercise its rights and perform its obligations under each of the Transaction Documents, the Bonds and Warrants;

(c)
that each party to each of the Transaction Documents took all necessary corporate action to authorise the execution of each of the Transaction Documents and the exercise of its rights and performance of its obligations thereunder and to allot and issue the Bonds and Warrants;

(d)
that the Transaction Documents constitute valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their respective terms under all laws and regulations except under English laws and regulations;

(e)
that the Bonds and Warrants have not been offered, and shall not be offered in the United Kingdom or elsewhere in breach of UK laws or regulations, or other laws or regulations, concerning the offer of transferable securities;

(f)	the due execution and unconditional delivery of each of the Transaction Documents, in compliance with all requisite corporate authorisations, by each of the parties to it;

(g)	that the Definitive Certificates were signed or executed in correct form;

(h)
that the Issuer has not passed a voluntary winding-up resolution, no petition has been presented or order made for the winding-up, dissolution or administration of the Issuer and no receiver, administrative receiver, administrator or similar officer has been appointed in relation to the Issuer or any of its respective assets (and that no analogous event or process under the laws of any jurisdiction other than England has occurred or commenced);

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(i)
that the execution and delivery of each of the Transaction Documents by the Issuer was a proper use of its directors' powers and in its best interests and that the exercise of its rights and performance of its obligations thereunder was of material commercial benefit to the Issuer;

(j)	that the choice of English law to govern each of the Transaction Documents was made for bona fide purposes and not contrary to public policy in any relevant jurisdiction, except England and Wales;

(k)
that there are no provisions of the laws of any jurisdiction outside England which have been contravened by the execution, delivery or performance of any of the Transaction Documents and that, in so far as any obligation under any of the Transaction Documents falls, or has fallen, to be performed in any jurisdiction outside England, its performance has not been, and will not be, illegal or adversely affected by virtue of the laws or regulations of, or applicable in, that jurisdiction;

(l)
that the Issuer is, and at all relevant times has been, resident for tax purposes solely in China and has, and at all relevant times has had, no branch, agency or other permanent establishment in the UK with which the issue of the Bonds and the Warrants is connected;

(m)	that neither the Bonds nor the Warrants have been, or will be, registered in a register kept in the United Kingdom;

(n)	that neither the Bonds nor the Warrants are capable of being sold in any stock market in the United Kingdom; and

(o)	there has been no fact or circumstance (other than a change of law) since the Bonds and Warrants were issued, of which we have not been expressly informed by you.

3.    Opinion

Based upon the subject to the foregoing, and subject to the reservations mentioned below, we are of the opinion that the Bonds, Warrants, and Transaction Documents constitute valid and legally binding obligations of the Issuer enforceable against the Issuer in accordance with their respective terms.

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4.     Reservations

Our reservations are as follows:

(a)
we express no opinion as to fact or as to any law other than English law in force at, and as interpreted at, the date of this opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction. In particular, we have not independently investigated the laws of the United States of America, nor any state (including Delaware and New York) or district thereof nor the laws of any other jurisdiction of incorporation or residence of any of the parties to the Transaction Documents for the purpose of this opinion or in connection with any of the Transaction Documents or the transactions contemplated by them. We have not investigated or considered the rules or requirements (whether in respect of filings, reporting or otherwise) of any non-UK regulatory body (including without limitation, the SEC) or any securities exchange (including without limitation, AMEX) for the purposes of this opinion and we have made no investigation (whether by search or other enquiry) into the constitution, capital structure, affairs or status of any party to any of the Transaction Documents;

(b)	we express no opinion as to any document other than the Transaction Documents;

(c)	we express no opinion on money laundering requirements;

(d)
the expression "valid and legally binding" in paragraph 3 above means that the obligations expressed to be assumed under the Transaction Documents are of a type which the English courts will treat as valid and binding. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms, as to which reference is made to the other reservations expressed in this letter;

(e)
any enforcement of the obligations of the Issuer under any of the Transaction Documents in proceedings before the English courts would be by way of grant of a remedy in the event of a breach of those obligations. The nature and availability of the remedies provided by the English courts would depend on the circumstances. These remedies, including an order by the court requiring the payment of damages or the payment of a sum due, would be available subject to the legalities of purported limitations and exclusions of liability, principles of law, and equity and procedure of general application. Some remedies including an order by the court requiring specific performance of an obligation or the issue of an injunction would be entirely within the discretion of the court. Remedies may also be subject to rights of set off or counterclaim. The possibility of obtaining any remedy would be lost if proceedings were not to be commenced within certain time limits;

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(f)
the obligations of the Issuer under the Transaction Documents are subject to any laws from time to time in effect relating to bankruptcy, insolvency, liquidation, administration, reorganisation or any others laws or other legal or equitable remedies affecting generally the enforcement of creditors' rights;

(g)
an English court would not give effect to obligations of the Issuer if any amount expressed as being payable under the Transaction Documents were a penalty or in the nature of a penalty (and this may cover any requirements for interest which is payable on default at a rate deemed to be penal);

(h)
any question as to whether or not any provision of any agreement or instrument which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to save those other provisions would be determined by an English court in its discretion;

(i)	any provision in an agreement which seeks to invalidate any further agreement between the parties which are not made in accordance with a specified procedure may not be enforceable;

(j)
any determination or certificate made or given pursuant to any provision of any of the Transaction Documents which provides for such determination or certificate to be final, conclusive or binding might be held under English law not to be final, conclusive or binding if such determination or certificate could be shown to have been incorrect, unreasonable or arbitrary or not to have been given or made in good faith;

(k)
an English court may not accept jurisdiction, for example because it considers that it is an inconvenient forum, or may stay proceedings, for example if concurrent proceedings are being brought elsewhere;

(l)
if an English court accepts jurisdiction, it may have to have regard to the law of the place of performance of any obligation under the Transaction Documents which is to be performed outside England and Wales. It may refer to that law in relation to the manner of performance and the steps to be taken in the event of defective performance. Where any obligations are to be performed or observed in a jurisdiction outside England, they may not be enforceable under English law if and to the extent that such performance or observance would be unlawful, unenforceable or contrary to public policy under the laws of such jurisdiction;

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(m)	an English court may not give effect to a purported obligation to pay another party's litigation cost and may make its own order as to costs;

(n)
whilst English courts would have power to give judgment expressed as an order to pay a currency other than pounds sterling and are normally prepared to do so, they may decline to do so in their discretion and may not enforce the benefit of currency conversion and indemnity clauses;

(o)	the enforcement of the rights and obligations of the parties to the Transaction Documents may be limited by the provisions of English law concerning frustration of contracts;

(p)
without limiting any other assumption or reservation made in this opinion, we have not investigated whether the Issuer is or will by reason of the execution of, or the transactions contemplated by, the Transaction Documents or any document referred to in the Transaction Documents be in breach of any of its obligations under any agreement, arrangement, authorisation, contract, court order, covenant, deed, representation, governmental or regulatory requirement or ruling, injunction, undertaking or other document;

(q)	save as stated otherwise herein we express no opinion as to the tax treatment or consequences of the Transaction Documents or the transactions contemplated by them;

(r)
an election to arbitrate under any of the Transaction Documents will only result in the English Courts declining jurisdiction and an arbitral tribunal accepting jurisdiction if it is found that such election is valid and effective. Election could result in concurrent proceedings. The ability to elect could be lost if it is not exercised within a certain time;

(s)
the enforcement in an English court of an arbitration award under any of the Transaction Documents would need to comply with the requirements for the recognition and enforcement of arbitration awards under English law including, in particular, the Arbitration Act 1996. If an arbitration award were made, recognition and enforcement could be sought in an English court of such award pursuant to section 66 of that Act where the seat of the arbitration is in London;

(t)
an arbitration award under any of the Transaction Documents or any judgment or order of the English court would only be enforceable outside England to the extent that it complies with the requirements for the recognition and enforcement of arbitration awards, judgments or orders in the relevant jurisdiction; and

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(u)
the judgment or order of any court other than an English court would only be enforced by an English court to the extent it is recognised and enforceable in accordance with English private international law.

This opinion is given to the addressee for the sole benefit of itself and in connection with the Transaction Documents. It is given on condition that it is governed by and shall be construed in accordance with English law and that any action arising out of it is subject to the exclusive jurisdiction of the English courts. This opinion is given solely to you in support of the filing of the Registration Statement and it may not be delivered to nor relied upon by any other person or for any other purpose nor is it to be quoted or referred to in any document or filed with any person save with our prior written consent.

We hereby consent to the filing of this opinion in its full form as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement, the prospectus or any prospectus supplement within the meaning of the term “expert,” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours faithfully

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP

Kirkpatrick & Lockhart Preston Gates Ellis LLP